NEWS RELEASE	CONTACT:	Lynn Mailliard Kohler
Manager Corporate Communications
(415) 328-4798
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Willis Lease Finance Corporation Welcomes Colm Barrington to its Board of Directors

Barrington brings considerable industry, senior management, and public company board experience

COCONUT CREEK, FL., April 5, 2024 — Willis Lease Finance Corporation (NASDAQ: WLFC) (“WLFC”), a leading lessor of commercial aircraft engines and global provider of aviation services, is pleased to announce the appointment of Colm Barrington to its Board of Directors (“the Board”) effective April 1, 2024.

Mr. Barrington has a distinguished career spanning more than 50 years in the global aviation industry, starting in 1968 at Aer Lingus. In 1980, he joined GPA Group plc where he held various senior management positions and helped establish and develop a global market for the sale of leased aircraft as financial assets. In 1993, Mr. Barrington oversaw the acquisition of GPA Group plc by GE Capital Aviation Services (GECAS) and was then appointed President of GECAS Ireland.

Mr. Barrington left his role at GECAS soon after to start his own aircraft lease management company, which later merged into Babcock & Brown Limited. Following the merger, he remained at Babcock & Brown and was responsible for managing and developing aircraft operating lease and management activities globally for its aircraft operating lease division known as BBAM. When Babcock & Brown Air (later renamed Fly Leasing Limited) was launched on the New York Stock Exchange in 2007, he served as Chief Executive Officer and Director until it was sold to Carlyle Aviation in 2021. Following that sale, Mr. Barrington stepped down from a full-time executive role and served as a Senior Ambassador to BBAM.

In addition to his executive roles, Mr. Barrington has served in various non-executive director roles at public companies in the aircraft leasing, airline, real estate and financial services sectors, including Non-Executive Chairman at Aer Lingus from 2008 to 2015 and Vice Chair of Finnair from 2016 to 2021.

Mr. Barrington graduated from University College Dublin with a master’s degree in economics and earned a diploma in public administration from The Institute for Public Administration, also in Dublin.

We are delighted to announce the addition of Colm to our Board of Directors," stated Charles F. Willis, Founder and Executive Chairman of WLFC. "Colm's worldwide reputation as a pioneer in aircraft leasing precedes him. His profound understanding of the aviation industry, coupled with his extensive experience in senior management and public company board roles across international financial markets like New York, Dublin, London and Helsinki, positions him as an excellent asset in steering our company towards sustained growth and enduring success. We look forward to leveraging his knowledge, particularly as we advance our proprietary engine program services, including our ConstantThrust® and ConstantAccess® products."

Expressing his thoughts on joining the Board, Mr. Barrington shared, "I'm delighted to be joining Charlie and his team at WLFC at this exciting time in the company's development. The rapid recovery from the Covid years, particularly evident in the strong 2023 financial results, allied to an increasing demand for replacement engines augurs well for growth and success in the future. I hope that my industry and corporate experience can supplement the broad range of operational and management skills that have made WLFC the premier lessor of engines to the world's airlines."

Director Robert Keady submitted his resignation from the Board, which resignation was accepted and is effective April 1, 2024. “Bob’s incredible experience and expertise in the aviation industry have been very much appreciated by WLFC, and me personally. We will certainly remember his contributions and thank him for his many years of service,” said Charles F. Willis.

Willis Lease Finance Corporation

Willis Lease Finance Corporation (“WLFC”) leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair, and overhaul providers worldwide. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services through Willis Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through Willis Aeronautical Services, Inc. Additionally, through Willis Engine Repair Center®, Jet Centre by Willis, and Willis Aviation Services Limited, the Company’s service offerings include Part 145 engine maintenance, aircraft line and base maintenance, aircraft disassembly, parking and storage, airport FBO and ground and cargo handling services.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as war, terrorist activity; changes in oil prices, rising inflation and other disruptions to world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

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